UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

_________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported):April 18, 2011

American Realty Capital New York Recovery REIT, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Maryland
(State or Other Jurisdiction of Incorporation)

333-163069	27-1065431
(Commission File Number)	(IRS Employer Identification No.)

405 Park Avenue New York, New York 10022
(Address, including zip code, of Principal Executive Offices)
(212) 415-6500
(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

On March 22, 2011, American Realty Capital New York Recovery REIT, Inc. (“we” or the “Company”), through its sponsor, American Realty Capital III, LLC, entered into a purchase and sale agreement (the “Purchase and Sale Agreement”) with 2061 86th Street, LLC (the “Seller”) to acquire one fee-simple retail property (the “Property”). The Company completed its due diligence review as of April 18, 2011, which was prior to the end of the due diligence period upon which the Purchase and Sale Agreement was conditioned, among other conditions.  On the same date, the board of directors of the Company approved the acquisition of the Property. Descriptions of the acquisition and the Property are included in Item 2.01 — Completion of Acquisition or Disposition of Assets, and isincorporated herein by reference in its entirety.

The purchase price for the Property was approximately $6.17 million. The total purchase price, including all fees and expenses, was approximately $6.54 million. Pursuant to the terms of the Purchase and Sale Agreement, we deposited $308,500 in escrow upon signing. The closing of the acquisition occurred on April 18, 2011.The foregoing description of the Purchase and Sale Agreement does not purport to be complete and is qualified in its entirety by reference to the complete text of the Purchase and Sale Agreement filed as Exhibit 10.22 to this Current Report on Form 8-K.

The Company funded the acquisition of the Property with (a) net proceeds from its ongoing offering of $3.29 million and (b) a $3.25 million mortgage loan received from Citigroup Global Market Realty Corp. The mortgage loan bears an interest rate of 4.51% and requires only interest payments until its maturity date on April 18, 2016. A description of the terms of the mortgage loan is included in Item 2.03 — Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of aRegistrant, and is incorporated herein by reference in its entirety.

Item 2.01. Completion of Acquisition or Disposition of Assets

On April 18, 2011, the Company, through its sponsor, American Realty Capital III, LLC, closed on its acquisition of the Property from the Seller, at a purchase price of approximately $6.17 million, excluding expenses and fees. The total purchase price, including all fees and expenses, was approximately $6.54 million. The Seller has no material relationship with the Company and the acquisition is not an affiliated transaction.

The Company acquired a fee-simple interest in the Property, which is a retail property located at 2061-2063 86th Street in the Bensonhurst neighborhood of Brooklyn, New York. The retail facility is a three-story building with approximately 6,100 square feet of gross leasable area. The Property is 100% leased to Foot Locker Retail, Inc., an athletic footwear and apparel retailer. Based on publicly available information, Foot Locker Retail, Inc. is the 100% owned U.S. operating subsidiary of Foot Locker, Inc. (NYSE: FL), a leading global retailer of athletic footwear and apparel.

The Company funded the acquisition of the Property with (a) net proceeds from its ongoing offering of $3.29 million and (b) a $3.25 million mortgage loan received from Citigroup Global Market Realty Corp. The mortgage loan bears an interest rate of 4.51% and requires only interest payments until its maturity date on April 18, 2016. A description of the terms of the mortgage loan is included in Item2.03 — Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of aRegistrant.

The Property has been 100% leased to Foot Locker Retail, Inc. since September 2009, with the tenant opening for business in November 2010 after completion of renovations on the Property. No occupancy rate information and average effective annual rent per square foot for prior periods is available from the Seller. The lease for the Property has an initial term of 15 years and expires on January 31, 2026, or in 14.8 years. The average effective annual rent for the remaining term of the lease is approximately $455,000. The lease contains contractual rental escalations of 10% every three years. The lease is double net whereby the landlord is responsible for maintaining the roof and structure of the building and the tenant is required to pay substantially all other operating expenses, in addition to base rent. The lease provides for one renewal option of five years at a 10% annual rent increase followed by another 10% annual rent increase three years into the renewal term.

The Federal tax basis and the rate of depreciation will be determined based upon the completion of cost allocation studies in connection with finalizing the Company’s 2011 Federal tax return.

The annual realty taxes payable on the Property for the calendar year 2011 will be approximately $20,000.

Item 2.03.Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On April 18, 2011, the Company, through its sponsor, American Realty Capital III, LLC incurred a $3.25 million mortgage loan in connection with its acquisition of the Property. The mortgage loan was made by Citigroup Global Market Realty Corp.The mortgage loan bears an interest rate of 4.51% and requires only monthly interest payments with the principal balance due on the maturity date of April 18, 2016. The mortgage loan is nonrecourse and may be accelerated only upon the event of a default. The mortgage loan may be prepaid through defeasance. As the mortgage loan is interest only, it is not subject to amortization and the principal outstanding upon maturity will remain $3.25 million.

Item 8.01.Other Events.

On April 21, 2010, the Company issued a press release attached hereto as Exhibit 99.1 announcing the closing of the Company’s acquisition of the Property on April 18, 2011.

Item 9.01. Financial Statement and Exhibits

(d)           Exhibits

Exhibit No.	Description
10.22	Purchase and Sale Agreement, dated as of March 22, 2011, by and between 2061 86th Street LLC, as Seller, and American Realty Capital III, LLC, as Purchaser
99.1	Press Release dated April 21, 2011

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN REALTY CAPITAL NEW YORK RECOVERY REIT, INC.

Date: April 21, 2011	By:	/s/ Nicholas S. Schorsch
		Name:	Nicholas S. Schorsch
		Title:	Chief Executive Officer and Chairman of the Board of Directors